CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2011, relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to Shareholders of Invesco Van Kampen Limited Duration Fund, one of the funds constituting AIM Investment Securities Funds (Invesco Investment Securities Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
April 25, 2011